Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

December 27, 2023

Matter No. 837344

852 2842 9530

Richard.Hall@conyers.com

BloomZ Inc.

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Dear Sir/Madam,

Re: BloomZ Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of ordinary shares par value US$0.00000002 each (the “Ordinary Shares”) of the Company. The Registration Statement contains two prospectuses, being (i) a prospectus to be used for the public offering by the Company of up to 1,581,250 Ordinary Shares, including (a) 1,250,000 Ordinary Shares issuable to the underwriters in connection with the Company’s offering set forth in the Registration Statement, (b) up to 187,500 Ordinary Shares issuable upon the exercise of an over-allotment option granted to the underwriters by the Company, and (c) up to 143,750 Ordinary Shares issuable to the representative of the underwriters upon the exercise of the warrants granted to the representative by the Company, pursuant to the underwriting agreement between the Company and the underwriter named therein (the “IPO Shares”), and (ii) a prospectus to be used for the resale by the persons set out in the Schedule (the “Selling Shareholders”) of up to 2,555,000 Ordinary Shares.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.

We have also reviewed copies of:

1.1.	the amended and restated memorandum of association of the Company adopted on 11 December 2023 (the “A&R MoA”) and the current articles of association of the Company certified by the Secretary of the Company on 19 December 2023;

1.2.	unanimous written resolutions of the directors of the Company dated 8 December 2023 and minutes of a meeting of the members of the Company held on 11 December 2023 (collectively, the “Resolutions”);

1.3.	the latest draft of the amended and restated articles of association of the Company proposed to become effective immediately upon the Commission’s declaration of effectiveness of the Registration Statement (the “Listing Articles”);

1.4.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 6 December 2023 (the “Certificate Date”); and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5.	that the Listing Articles will become effective immediately upon the Commission’s declaration of effectiveness of the Registration Statement;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.8.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with, and be declared effective by, the Commission.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	Based solely on our review of the A&R MoA certified by the secretary of the Company on 19 December 2023, the Company has an authorised share capital of US$50,000 divided into 250,000,000,000 shares of par value US$0.00000002 each.

4.3.	The Company has taken all corporate action required to authorise the allotment and issue of the IPO Shares. When issued and paid for as contemplated by the Registration Statement, the IPO Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.	Based solely on our review of the register of members of the Company certified by the secretary of the Company on 19 December 2023, as at 19 December 2023, each Selling Shareholder was the registered holder of the number of Ordinary Shares set against their respective name in the Schedule, respectively, and such Ordinary Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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Schedule

Selling Shareholder	Ordinary Shares
Teppei Matsuyama	330,000
Nobuyuki Akimoto	250,000
Daisuke Koma	225,000
Rideon Works Co., Ltd.	225,000
Blue Rock Co., Ltd.	165,000
Metax Inc.	165,000
Hajime Hama	165,000
Kazuki Kuwana	100,000
Envy Capital LLC	80,000
Syota Nakada	50,000
Makoto Kimura	50,000
Xuejing Zhao	50,000
Masataka Horike	50,000
Wataru Hagiwara	50,000
Daisuke Takada	50,000
Yuzuki Nakazawa	50,000
Tokuya Saito	50,000
Yu Yamade	50,000
Sho Ichikawa	50,000
Michitaka Kawabe	50,000
Shiho Miura	50,000
Hirokazu Okazawa	50,000
Masashi Futada	50,000
Masakazu Inada	50,000
Minoru Hirata	50,000
Aint Co., Ltd	50,000
TOTAL	2,555,000

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